Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-201805, 333-193664, 333-186442, 333-179463, 333-172102, 333-162948, 333-157473, 333-151219, 333-140573, 333-127318, 333-62897, 333-44233, 333-12339, 33-40562, 33-36706, 33-80075, 33-83036, 33-52184, 33-67808 and 333-51510, and Form S-3 Nos. 333-194052, 333-00054 333-143769 and 333-51514) of Xilinx, Inc. of our reports dated May 13, 2015, with respect to the consolidated financial statements and schedule of Xilinx, Inc. and the effectiveness of internal control over financial reporting of Xilinx, Inc. included in this Annual Report (Form 10-K) for the year ended March 28, 2015.
/s/ Ernst & Young LLP
San Jose, California
May 13, 2015